Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

FIRST QUARTER 2005 RESULTS

Revenues of $136.9 Million;

GAAP Net Income of $0.17 Per Diluted Share;

ENGLEWOOD, COLO. (April 26, 2005) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended March 31, 2005.

First Quarter 2005 Highlights:

•	GAAP results were as follows: total revenues were $136.9 million; operating income was $15.2 million; and net income was $8.6 million, or $0.17 per diluted share. Net income was reduced by approximately $4.2 million, or $0.05 per diluted share, for the accrual of benefits related to Neal Hansen’s upcoming retirement, and approximately $0.7 million, or $0.01 per diluted share, for restructuring charges.

•	Cash flows from operations for the quarter ended March 31, 2005 were $18.9 million, which were negatively impacted by approximately $9 million due to a key client delaying payment of an invoice until after quarterend.

•	For the quarter, CSG repurchased 1,285,000 shares of its common stock for approximately $23 million (weighted-average price of $17.88 per share) under its stock repurchase program.

•	During the quarter, CSG completed the reorganization of its executive management team, which included naming Ed Nafus as CEO effective April 1, 2005.

•	The Broadband Division experienced strong sales of its ancillary products, including its workforce automation and call center solutions. The GSS Division saw strong upgrades to the Kenan FX platform, with 10 providers, including one new client, signing up for the next generation solution.

“I’m pleased with our performance this quarter, from both a revenue and an expense standpoint,” said Ed Nafus, chief executive officer of CGS Systems International, Inc. “Communications providers are turning to us for our industry-leading solutions and our operational expertise to help them roll out new products like digital telephony, improve their customers’ experiences and maximize their operations. As a result, we are in a strong position to help our clients be successful and grow with them.”

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CSG Systems International, Inc.

April 26, 2005

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts):

	Three Months Ended March 31,
	2005	2004	Percent Change
Total revenues, net	$136,906	$130,364	5%
Operating income	15,237	21,284	(28)%
Net income	8,581	10,833	(21)%
Net income per diluted share	0.17	0.21	(19)%
Certain non-cash expenses (1):
Depreciation	3,767	3,636	4%
Amortization	7,143	6,321	13%
Stock-based employee compensation	4,337	4,145	5%

Total	$15,247	$14,102	8%

(1)	These items are calculated in accordance with GAAP, and are reflected in the accompanying Condensed Consolidated Statements of Income and Cash Flows.

First Quarter 2005 Results

Processing revenues for the first quarter of 2005 were $83.4 million, up three percent when compared to $81.1 million for the same period last year, and relatively flat when compared to $84.3 million for the fourth quarter of 2004. Software revenues were $11.1 million for the current quarter, a 45 percent year-over-year increase, and a 17 percent increase from $9.5 million for the fourth quarter of 2004. Maintenance revenues remained relatively consistent for the first quarter of 2005 at $24.5 million, compared to $25.1 million for the same period last year and $24.3 million for the fourth quarter of 2004. Professional services revenues increased eight percent year-over-year to $17.9 million, however, decreased three percent when compared to $18.5 million for the fourth quarter of 2004.

Net income presented under generally accepted accounting principles (“GAAP”) for the first quarter of 2005 was $8.6 million, or $0.17 per diluted share. Net income was reduced by approximately $4.2 million, or $0.05 per diluted share, for the accrual of benefits related to Neal Hansen’s upcoming retirement, and approximately $0.7 million, or $0.01 per diluted share, for restructuring charges. GAAP net income for the first quarter of 2004 was $10.8 million, or $0.21 per diluted share. The first quarter 2004 results were reduced by restructuring charges of approximately $2.2 million, or $0.02 per diluted share.

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CSG Systems International, Inc.

April 26, 2005

Divisional Results

CSG is organized into two operating segments: the Broadband Division and the GSS Division. CSG excludes restructuring charges in the determination of its GAAP segment results.

During the quarter, CSG reorganized certain components of its operating segments. The reorganization consisted primarily of moving CSG’s plaNet Consulting division (which includes the ICMS assets acquired from IBM in 2002) from the GSS Division to the Broadband Division. The results of operations reflecting this reorganization for the two divisions are shown below (in thousands, except percentages). Segment financial information for 2004 has been restated, as required by GAAP, in order to conform to the new reporting structure:

	Three Months Ended March 31, 2005
	Broadband Division	GSS Division	Corporate	Total
Processing revenues	$83,366	$—	$—	$83,366
Software revenues	4,579	6,523	—	11,102
Maintenance revenues	6,411	18,135	—	24,546
Professional services revenues	4,263	13,629	—	17,892

Total revenues	98,619	38,287	—	136,906
Segment operating expenses (2)	65,028	35,951	19,975	120,954

Contribution margin (loss) (2)	$33,591	$2,336	$(19,975)	$15,952

Contribution margin percentage	34.1%	6.1%	N/A	11.7%

	Three Months Ended March 31, 2004
	Broadband Division	GSS Division	Corporate	Total
Processing revenues	$81,132	$—	$—	$81,132
Software revenues	950	6,687	—	7,637
Maintenance revenues	6,891	18,160	—	25,051
Professional services revenues	3,016	13,528	—	16,544

Total revenues	91,989	38,375	—	130,364
Segment operating expenses (2)	57,156	34,450	15,323	106,929

Contribution margin (loss) (2)	$34,833	$3,925	$(15,323)	$23,435

Contribution margin percentage	37.9%	10.2%	N/A	18.0%

(2)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude restructuring charges of $0.7 million and $2.2 million, respectively, for the three months ended March 31, 2005 and 2004.

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CSG Systems International, Inc.

April 26, 2005

For the first quarter of 2005, the reorganization mentioned above resulted in approximately $6.6 million of revenue and $9.2 million of segment operating expenses moving from the GSS Division to the Broadband Division. For the first quarter of 2004, this reorganization resulted in approximately $5.4 million of revenue and $8.1 million of segment operating expenses moving from the GSS Division to the Broadband Division.

Broadband Division

Total domestic customer accounts processed on CSG’s system as of March 31, 2005 were 43.9 million, compared to 43.5 million as of December 31, 2004. The annualized revenue per processing unit for the first quarter of 2005 was $7.63 compared to annualized revenue per processing unit of $7.67 for the fourth quarter of 2004.

By the end of the first quarter, we successfully migrated over 25 percent of the customer accounts processed on our system to CSG’s next generation solution, Advanced Convergent Platform (ACP). In addition, demand for solutions that automate many of the customer experiences continued, with increased sales of the workforce automation and call center applications.

GSS Division

During the quarter, the GSS Division continued to be contribution margin positive. This quarter was exceptionally strong relative to the number of providers signing up for the next generation solution, Kenan FX. Ten providers, including one new client, signed up for Kenan FX.

Management Reorganization

Effective April 1, 2005, Ed Nafus, former president of the Broadband Division, assumed the position of CSG’s Chief Executive Officer and President. Neal Hansen will continue in his role as Chairman of the Board through June 30, 2005, and then remain on the board through his term, which ends in 2006.

During the quarter, Hank Bonde was appointed President of the GSS Division and Mike Scott was appointed Executive Vice President and General Manager of the Broadband Division.

Financial Condition

As of March 31, 2005, CSG had cash and short-term investments of $146.8 million, compared to $157.5 million as of December 31, 2004. Net billed accounts receivable were $143.3 million as of March 31, 2005, compared to $142.1 million as of December 31, 2004.

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CSG Systems International, Inc.

April 26, 2005

Cash flows from operations for the quarter ended March 31, 2005 were $18.9 million, compared to $32.0 million for the same period in 2004, a decrease of $13.1 million. Cash flows from operations for the first quarter of 2005 were negatively impacted by approximately $9 million due to a domestic client delaying payment of an invoice until after quarterend. This amount was subsequently paid in April 2005. Cash flows from operations for the first quarter of 2004 reflect approximately $10 million of favorable changes in working capital related to the Comcast arbitration.

Stock Repurchase Program

During the first quarter of 2005, CSG repurchased 1,285,000 shares of its common stock at a total purchase price of $23.0 million (a weighted-average price of $17.88 per share). Including these shares, the total shares repurchased under CSG’s stock repurchase program since its inception in August 1999 is 10.6 million shares, at a total repurchase price of $275.6 million (a weighted-average price of $25.98 per share.) As of March 31, 2005, the remaining number of shares authorized for repurchase under the program is 4.4 million shares.

Second Quarter 2005 Financial Guidance

“For the second quarter of 2005, we are expecting revenues of between $132 million and $139 million and GAAP earnings per diluted share of between 9 and 15 cents,” Peter Kalan, chief financial officer, said. “Our second quarter earnings per share guidance is negatively impacted by 5 cents per diluted share related to the remaining accrual of retirement benefits for Mr. Hansen, and 5 cents per diluted share related to expected restructuring charges associated with a known facilities abandonment.”

“In addition, there are over $15 million of non-cash items included in our second quarter earnings per share guidance, or approximately 19 cents per diluted share,” Kalan said. “These non-cash items include amortization of approximately $7 million, depreciation expense of approximately $4 million, and stock-based employee compensation expense of approximately $4 million.”

Conference Call

CSG will host a one-hour conference call on Tuesday, April 26, at 5 p.m. EDT, to discuss CSG’s first quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

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CSG Systems International, Inc.

April 26, 2005

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast Corporation and Echostar Communications, which combined represent approximately one-third of CSG’s revenue; 2) the continued acceptance of CSG ACP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections and currency risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; and 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$111,620	$133,551
Short-term investments	35,191	23,927

Total cash, cash equivalents and short-term investments	146,811	157,478
Trade accounts receivable-
Billed, net of allowance of $4,690 and $4,818	143,337	142,056
Unbilled and other	13,847	14,030
Deferred income taxes	7,238	5,336
Income taxes receivable	32	4,064
Other current assets	12,914	11,723

Total current assets	324,179	334,687
Property and equipment, net of depreciation of $90,436 and $87,068	34,425	34,476
Software, net of amortization of $80,607 and $77,086	21,152	24,695
Goodwill	218,139	218,346
Client contracts, net of amortization of $66,073 and $62,898	49,276	50,197
Deferred income taxes	36,498	39,478
Other assets	8,144	8,528

Total assets	$691,813	$710,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Client deposits	$19,427	$19,497
Trade accounts payable	20,308	22,412
Accrued employee compensation	26,793	31,859
Deferred revenue	50,515	53,250
Income taxes payable	15,678	15,085
Other current liabilities	21,365	19,909

Total current liabilities	154,086	162,012

Non-current liabilities:
Long-term debt	230,000	230,000
Deferred revenue	7,649	6,844
Other non-current liabilities	2,621	3,481

Total non-current liabilities	240,270	240,325

Total liabilities	394,356	402,337

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 50,425,744 shares and 51,016,326 shares outstanding	602	595
Additional paid-in capital	302,433	298,767
Deferred employee compensation	(385)	(1,320)
Treasury stock, at cost, 9,767,496 shares and 8,482,496 shares	(246,981)	(224,008)
Accumulated other comprehensive income (loss):
Unrealized loss on short-term investments, net of tax	(13)	(5)
Cumulative translation adjustments	8,579	9,400
Accumulated earnings	233,222	224,641

Total stockholders’ equity	297,457	308,070

Total liabilities and stockholders’ equity	$691,813	$710,407

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
Revenues:
Processing and related services	$83,366	$81,132
Software	11,102	7,637
Maintenance	24,546	25,051
Professional services	17,892	16,544

Total revenues	136,906	130,364

Cost of revenues:
Cost of processing and related services	42,458	33,806
Cost of software and maintenance	15,605	16,274
Cost of professional services	15,437	14,150

Total cost of revenues	73,500	64,230

Gross margin (exclusive of depreciation)	63,406	66,134

Operating expenses:
Research and development	15,449	15,840
Selling, general and administrative	28,238	23,223
Depreciation	3,767	3,636
Restructuring charges	715	2,151

Total operating expenses	48,169	44,850

Operating income	15,237	21,284

Other income (expense):
Interest expense	(1,915)	(3,554)
Interest and investment income, net	969	283
Other, net	(224)	(513)

Total other	(1,170)	(3,784)

Income before income taxes	14,067	17,500
Income tax provision	(5,486)	(6,667)

Net income	$8,581	$10,833

Basic net income per common share:
Net income available to common stockholders	$0.17	$0.21

Weighted average common shares	49,045	51,682

Diluted net income per common share:
Net income available to common stockholders	$0.17	$0.21

Weighted average common shares	49,584	52,255

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Three Months Ended
	March 31, 2005	March 31, 2004
Cash flows from operating activities:
Net income	$8,581	$10,833
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	3,767	3,636
Amortization	7,143	6,321
Restructuring charge for abandonment of facilities	—	595
Gain on short-term investments	(84)	—
Deferred income taxes	1,004	4,162
Tax benefit of stock–based compensation awards	399	7
Stock-based employee compensation	4,337	4,145
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	(2,203)	(2,079)
Other current and non-current assets	(1,457)	1,344
Arbitration charge payable	—	(25,181)
Income taxes payable/receivable	4,808	35,192
Accounts payable and accrued liabilities	(6,274)	(11,515)
Deferred revenue	(1,156)	4,505

Net cash provided by operating activities	18,865	31,965

Cash flows from investing activities:
Purchases of property and equipment	(3,874)	(1,406)
Purchases of short-term investments	(18,088)	(3,716)
Proceeds from sale of short-term investments	6,900	1,900
Acquisition of and investments in assets	(82)	(307)
Acquisition of and investments in client contracts	(1,926)	(431)

Net cash used in investing activities	(17,070)	(3,960)

Cash flows from financing activities:
Proceeds from issuance of common stock	706	357
Repurchase of common stock	(23,807)	(213)
Payments on long-term debt	—	(30,000)
Payments of deferred financing costs	(35)	(247)

Net cash used in financing activities	(23,136)	(30,103)

Effect of exchange rate fluctuations on cash	(590)	621

Net decrease in cash and cash equivalents	(21,931)	(1,477)
Cash and cash equivalents, beginning of period	133,551	100,397

Cash and cash equivalents, end of period	$111,620	$98,920

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for -
Interest	$111	$3,376
Income taxes	(672)	(34,114)